CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Humankind US Stock ETF, a series of shares of beneficial interest in Humankind Benefit Corporation relating to the financial statements and financial highlights of Humankind US Stock ETF. Such financial statements and financial highlights appear in the December 31, 2022 Annual Report to Shareholders.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

April 29, 2024